                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:    August 31, 2002 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                                  Optika Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   683973101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    3-08-00
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                    1 of 15

  CUSIP NO. 683973101
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Frontenac VI Limited Partnership                    36-3888823
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          643,067
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          643,067
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      643,067
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------


                                    2 of 15

  CUSIP NO.683973101
           ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Frontenac Company       36-3467755
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          663,067/1/
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          663,067/1/
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      663,067/1/
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      GP
------------------------------------------------------------------------------

                                    3 of 15

  CUSIP NO.683973101
           ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Paul D. Carbery
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,306
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,306
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      665,373/1/
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

                                    4 of 15

  CUSIP NO. 683973101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      James E. Cowie
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,767
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,767
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      668,834/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                    5 of 15

  CUSIP NO. 683973101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      James E. Crawford III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,816
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,816
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      668,883/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                    6 of 15

  CUSIP NO. 683973101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Rodney L. Goldstein
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      663,067/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                    7 of 15

  CUSIP NO. 683973101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Martin J. Koldyke
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          4,477
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          4,477
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      667,544/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                    8 of 15

  CUSIP NO. 683973101
           ----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Martin Laird Koldyke
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      663,067/1/
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                    9 of 15

  CUSIP No. 683973101
           ----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Laura P. Pearl
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

      USA
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,120
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,120
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      664,187/1/
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                   10 of 15

==========================                                     =================
  CUSIP No.  683973 10 1              13G                        Page 11 0f 15
==========================                                     =================

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Jeremy H. Silverman
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      UK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             663,067/1/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          663,067/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      663,067/1/
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G


Item 1.  Security and Issuer.
         -------------------

         Security:                      Common Stock

         Issuer:                        Optika, Inc.
                                        7450 Campus Drive
                                        Suite #200
                                        Colorado Springs, CO 80920

Item 2.  Identity and Background.
         -----------------------

    (a)  Name:     Frontenac VI Limited Partnership
                   Frontenac Company (general partner of Frontenac VI)
                   James E. Cowie (general partner of Frontenac Company)
                   Paul D. Carbery (general partner of Frontenac Company)
                   James E. Crawford, III (general partner of Frontenac Company)
                   Rodney L. Goldstein (general partner of Frontenac Company)
                   Martin J. Koldyke (general partner of Frontenac Company)
                   M. Laird Koldyke (general partner of Frontenac Company)
                   Laura P. Pearl (general partner of Frontenac Company)
                   Jeremy H. Silverman (general partner of Frontenac Company)

     (b) Address:  135 S. LaSalle Street, Suite 3800
                   Chicago, IL 60603

         Citizenship: See Item 4 of each of pages 2 to 11

     (c) Principal Business: Private Equity Investment Fund

     (d) Title of Class of Securities:  Common Stock

     (e) CUSIP Number:  683973101

Item 3.  N/A

Item 4.  Ownership

           (a) Amount Beneficially Owned: See Item 9 of each of pages 2-11 for the beneficial ownership of each member of the group, and footnote 1 below.

                                   12 of 15

           (b) Percent of Class: See Item 11 of each of pages 2-11 for the percent of class beneficially owned by each member of the group, and footnote 1 below.

           (c)     Number of shares as to which such person has:

                   (i) sole power to vote or direct the vote: See Item 5 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                   (ii) shared power to vote or direct the vote: See Item 6 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                   (iii)  sole power to dispose or to direct the disposition of:
                          See Item 7 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                   (iv) shared power to dispose or to direct the disposition of: See Item 8 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

Each of Frontenac Company, Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin Koldyke, Mr. M. Laird Koldyke, Ms. Pearl and Mr. Silverman expressly declares that the filing of this Schedule 13G shall not be construed as an admission that such entity or person is, for purposes of Section 13(d) or
Section 13(g), the beneficial owner of the securities of Issuer identified in this Schedule 13G.


_______________

     /1/Frontenac VI Limited Partnership ("Frontenac VI") is the beneficial and record holder of 643,067 common shares of the issuer. Frontenac Company, as the general partner of Frontenac VI, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac VI. Frontenac Company also holds options to purchase 20,000 shares of common stock. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Ms. Pearl and Mr. Silverman are general partners of Frontenac Company, with the shared power to indirectly direct the voting of and the disposition of the common shares held by Frontenac VI.

                                   13 of 15

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February __, 2001



Frontenac VI Limited Partnership

By:   Frontenac Company,
      its general partner


By:   _____________________________
      Karen C. Fanelli, under power of attorney
       for Frontenac Company



Frontenac Company


By:   ______________________________
      Karen C. Fanelli, under power of attorney
       for Frontenac Company

                                   14 of 15

Schedule 13G of
Frontenac VI Limited Partnership, et.al.



_______________________________
Karen C. Fanelli, Under Power of Attorney for:
    Paul D. Carbery
    James E. Cowie
    James E. Crawford, III
    Rodney L. Goldstein
    M. Laird Koldyke
    Martin J. Koldyke
    Laura P. Pearl
    Jeremy H. Silverman

                                   15 of 15